Exhibit 5.2

Consent of Independent Auditor

The Board of Directors

VIQ Solutions Inc.

We, MNP LLP, consent to the use of our report dated April 16, 2020, on the consolidated financial statements of VIQ Solutions Inc., which comprise the consolidated statement of financial position as at December 31, 2019 and December 31, 2018, the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is incorporated by reference herein and to the reference to our firm under the heading “Interest of Experts” in the prospectus included in Amendment No. 1 to the Registration Statement on Form F-10, dated June 10, 2021 of VIQ Solutions Inc.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

June 10, 2021 Toronto, Ontario